Exhibit 99.1

Contacts:	Lorne E. Phillips, CFO
Pioneer Drilling Company
(210) 828-7689
Lisa Elliott / lelliott@drg-e.com
Anne Pearson / apearson@drg-e.com
DRG&E / (713) 529-6600

Pioneer Drilling Announces Pricing of

$250 Million Offering of 9.875% Senior Notes Due 2018

SAN ANTONIO, Texas, March 4, 2010 – Pioneer Drilling Company (NYSE Amex: PDC) today announced that it has priced a private offering of $250 million of senior unsecured notes due 2018, which will bear interest at a rate of 9.875% per annum. The notes were priced at a discount to provide estimated net proceeds to Pioneer, after fees and expenses, of $234.8 million. Certain of Pioneer’s existing and future domestic subsidiaries will fully and unconditionally guarantee the notes. Pioneer intends to use the net proceeds of the offering to repay a portion of the amount outstanding under its senior secured revolving credit facility. Pioneer expects to close the sale of the notes March 11, 2010, subject to the satisfaction of customary closing conditions.

The notes are being offered inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Certain matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, including the closing of the offering of the senior unsecured notes and the use of the net proceeds therefrom. These risks and uncertainties include among other things, the stability of the capital markets, other market conditions, customary closing conditions, and other factors and uncertainties inherent in providing contract drilling and well services discussed in Pioneer’s filings with the U.S. Securities and Exchange Commission. Specifically, Pioneer cannot assure you that the proposed transaction described above will be consummated on the terms currently contemplated, if at all. Pioneer disclaims any obligation to update publicly its forward-looking statements, whether as a result of new information, future events or otherwise.

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